April 22, 2024

RELEASE AND SEVERANCE COMPENSATION AGREEMENT

THIS RELEASE AND SEVERANCE COMPENSATION AGREEMENT (the "Agreement") is made and entered into effective April 22, 2024 (the "Effective Date") between and among ProAssurance Group Services Corporation, an Alabama corporation, and ProAssurance Corporation, a Delaware corporation ("ProAssurance"), and Robert D. Francis, an individual (the "Executive"). ProAssurance and its direct and indirect subsidiaries are hereinafter collectively referred to as the "Companies."

RECITALS

The Executive currently provides services to the Companies as an at-will employee of ProAssurance Group Services Corporation which is a wholly-owned subsidiary of ProAssurance. Executive currently is employed at the Companies' office in Birmingham, Alabama, which is Executive's primary location of employment on the date of this Agreement. ProAssurance has offered to expand protection to the Executive in the form of severance benefits payable on termination of employment under certain circumstances in consideration of Executive's agreement to continue employment with the Companies as of the Effective Date. ProAssurance and Executive have entered into this Agreement to evidence the terms and conditions for payment of severance benefits upon termination of Executive's employment with the Companies.

AGREEMENT

NOW, THEREFORE, These Premises Considered, and in consideration of the mutual covenants and promises in this Agreement, the sufficiency of which is hereby acknowledged and intending to be legally bound, the parties agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a) "Annual Base Salary" of the Executive shall be defined as the Executive's annual base rate of compensation in effect as of the Date of Termination (herein defined), but in no event less than the greater of: (A) the Executive's annual base rate of $550,000, which is the base salary to be paid to Executive by the Companies as of the Effective Date; or (B) the Executive's annual base rate of compensation in effect as of the end of the last calendar quarter preceding the Date of Termination.

(b) "Average Annual Incentive Awards and Bonus(es)" shall mean the amount equal to the average of the annual incentive award(s) and bonus(es) paid to Executive in each of the three complete calendar years prior to the Date of Termination. The "Average Annual Incentive Award(s) and Bonus(es)" shall mean the dollar value of the cash or other consideration paid to the Executive as annual performance based compensation (whether or not deferred) in each calendar year during said period; the performance based compensation shall be deemed to be paid to

Executive in the calendar year that the Executive is notified of the award of performance based compensation and has the right to accept payment of the award. Executive's annual incentive awards and bonuses do not include long-term incentive compensation; therefore, annual incentive awards and bonuses shall be calculated excluding the value of options to purchase stock, performance shares, restricted stock, restricted stock units, or other long-term incentives.

(c) "Board" means the Board of Directors of ProAssurance either acting as a full Board or through its Compensation Committee.

(d) "Cause" means: (i) the Executive has been convicted in a federal or state court of a crime classified as a felony; (ii) action or inaction by the Executive (A) that constitutes embezzlement, theft, misappropriation or conversion of assets of the Companies which alone or together with related actions or inactions involve assets of more than a *de minimus* amount or that constitutes intentional fraud, gross malfeasance of duty, or conduct grossly inappropriate to Executive's office, and (B) such action or inaction has adversely affected or is likely to adversely affect the business of the Companies, taken as a whole, or has resulted or is intended to result in a direct or indirect gain or personal enrichment of Executive to the detriment of the Companies; (iii) Executive has been grossly inattentive to, or in a grossly negligent manner failed to competently perform, Executive's job duties and the failure was not cured within 45 days after written notice from ProAssurance; or (iv) Executive has failed to timely execute the certification required to be included in the annual and quarterly reports of ProAssurance pursuant to SEC Rule 13a-14(a) and SEC Rule 13a-14(b), and such failure continues for a period of three (3) business days after written notice from ProAssurance.

(e) "Change of Control" shall mean the occurrence of any one of the following events during the term of this Agreement:

(i) any one Person or more than one Person acting as a group (as defined in Section 409A of the Code) acquires ownership of the stock of ProAssurance that together with the stock held by such Person or group constitutes more than 50.1% of the outstanding voting securities of ProAssurance;

(ii) a merger, consolidation or reorganization involving ProAssurance in which any one Person or more than one Person acting as a group (as defined in Section 409A of the Code) acquires ownership of the stock of the surviving entity that together with the stock held by such Person or group constitutes more than 50.1% of the outstanding voting securities of the surviving entity; or

(iii) the sale or other disposition of substantially all of the assets of ProAssurance (as defined in the regulations under Section 409A of the Code).

In no event shall a Change of Control be deemed to have occurred, with respect to Executive, if the Executive is part of a purchasing group that consummates a Change of Control Transaction. The Executive shall be deemed "part of a purchasing group" for purposes of the preceding sentence if the Executive is an equity participant or has agreed to become an equity participant in the purchasing company or group (except for ownership of less than 5% of the stock of the purchasing company).

(f) "Change of Control Transaction" means any of the transactions as described in subparagraphs (i), (ii) and (iii) of Section 1(e) hereof.

(g) "Code" means the Internal Revenue Code of 1986, as amended.

(h) "Common Stock" means shares of ProAssurance common stock, par value $0.01 per share, which are reserved for issuance under the Plan.

(i) "Date of Termination" means Executive's "separation from service" (as defined in Section 1.409A-3(a)(1) of the Treasury Regulations).

(j) "Disability" means that Executive is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under the disability insurance, if any, covering employees of the Companies, or (iii) determined to be totally disabled by the Social Security Administration.

(k) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(l) "Good Reason" shall constitute any of the following circumstances if they occur without the Executive's express written consent during the term of this Agreement: (i) a material diminution in the Executive's authority, duties or responsibilities such that Executive no longer is the President of ProAssurance's medical professional liability business or its successor or holds a position with executive level responsibilities equal to or greater than his position as President of the Medical Professional Liability business line; (ii) the Companies require a material change in the Executive's primary location of employment of more than one hundred (100) miles from Birmingham, Alabama; (iii) the Companies materially reduce the Executive's annual bonus target or target level long-term equity incentive compensation or employee benefits to a level that is less than is provided to other executives who report directly to the Chief Executive Officer of ProAssurance; (iv) a material breach by the Companies of any provision of this Agreement; (v) a reduction by the Companies of Executive's Annual Base Salary (herein defined); or (vi) the termination or non-renewal of this Agreement by the Companies at any time prior to December 31 in the year that Executive reaches seventy (70) years of age.

(m) "Plan" means any equity compensation plan adopted by the Board and approved by the stockholders.

(n) "Restricted Period" means a period of twelve (12) months from the Date of Termination; except that in the event Severance Benefits are due to be paid to the Executive under Section 3(b) hereof, the Restricted Period shall be extended and shall mean a period of twenty-four (24) month from the Date of Termination.

(o) "Severance Benefits" means the payments and other benefits to be provided to the Executive under Section 3(a) or Section 3(b) hereof.

2. Term of Agreement. This Agreement shall have an initial term commencing on the Effective Date and ending December 31, 2024. Thereafter, this Agreement shall automatically be extended for successive terms of one year, except that this Agreement shall not be renewed and shall terminate automatically and without any action of the Companies or the Executive at the expiration of the term that includes the date when the Executive reaches seventy (70) years of age. If not sooner terminated, any of the Companies may elect to terminate this Agreement at the expiration of the then current term by delivery of written notice of the termination of this Agreement at least six (6) months prior to the commencement of any renewal term.

3. Severance Benefits.

(a) Subject to the provisions of Section 3(b) hereof, if (A) during the term of this Agreement, (*x*) the Companies terminate the employment of Executive for any reason other than Cause, death or Disability, or (*y*) the Executive terminates employment with the Companies for Good Reason, and (B) the Executive executes the Release that is attached to and incorporated in this Agreement (the "Release") within twenty-two (22) days after the Date of Termination, the Executive shall receive the following benefits:

(i) Cash in an amount equal to the Executive's Annual Base Salary;

(ii) Cash in an amount equal to the Average Annual Incentive Award(s) and Bonus(es);

(iii) Payment of the Executive's monthly COBRA premiums for continued health and dental insurance coverage for the shorter of the following: (A) twelve (12) months from the Date of Termination; (B) until the Executive no longer has coverage under COBRA; or (C) until the Executive becomes eligible for substantially similar coverage under a subsequent employer's group health plan; and

(iv) Outplacement services customary to Executive's position.

(b) Notwithstanding the provisions of Section 3(a) hereof, the Executive shall receive the Severance Benefits described in this Section 3(b) in lieu of and not in addition to the Severance Benefits described in Section 3(a) hereof if all of the following conditions are satisfied: (A) a Change of Control Transaction is publicly announced during the term of this Agreement; (B) during the period commencing on the public announcement of the Change of Control Transaction and ending two (2) years after the effective date of the Change of Control Transaction, (x) the Companies terminate the employment of Executive for any reason other than Cause, Disability or death, or (y) the Executive terminates employment with the Companies for Good Reason; and (C) the Executive executes the Release within twenty-two (22) days after the Date of Termination. In such event, the Severance Benefits payable to the Executive pursuant to this Section 3(b) shall be as follows:

(i) Cash in an amount equal to two (2) times the Executive's Annual Base Salary;

(ii) Cash in an amount equal to two (2) times the Executive's Average Annual Incentive Award(s) or Bonus(es);

(iii) Payment of the Executive's monthly COBRA premiums for continued health and dental insurance coverage for the shorter of the following: (A) eighteen (18) months from the Date of Termination; (B) until the Executive no longer has coverage under COBRA; or (C) until the Executive becomes eligible for substantially similar coverage under a subsequent employer's group health plan; and

(iv) Outplacement services customary to Executive's position.

(c) Executive understands and agrees that the payment of Severance Benefits is subject to and conditioned upon the execution of the Release within twenty-two (22) days after the Date of Termination without subsequent revocation by Executive within seven (7) days after execution of the Release. Subject to the foregoing, payment of the cash portion of the Severance Benefits shall be made to Executive in cash or good funds in equal biweekly installments during the Restricted Period in accordance with the normal payroll practices of ProAssurance in effect on the Date of Termination commencing on the first payroll payment date coincident with or next following the thirtieth (30th) day after the Date of Termination; provided that the obligation of the Companies to pay Severance Benefits to the Executive shall be subject to termination as provided in Section 8 hereof in the event the Executive violates the covenants under either Section 6 or Section 7 hereof. The Companies shall withhold from any amounts payable under this Agreement all federal, state, city or other income and employment taxes that shall be required. Notwithstanding the foregoing, if the Executive is a "specified employee" within the meaning of Code Section 409A(a)(2)(B)(i), the payment schedule for Severance Benefits shall be modified or adjusted to provide that no payments shall be made until the expiration of six (6) months following the Date of Termination. In the event that payments are so delayed, a lump sum payment of the accumulated unpaid amounts attributable to the six (6) month period shall be made to Executive on the first regular pay date of the seventh month following the Date of Termination. This six-month delay shall not apply to any Severance Benefits which are not subject to the requirements of Section 409A of the Code by reason of their being separation pay upon an involuntary separation from service and their meeting the requirements and limitations of the regulations under the above referenced Code section. In no event shall the aggregate amount of Severance Benefits be reduced as a result of such modification or adjustment. For purposes of Code Section 409A, the right to the series of installment payments is to be treated as the right to receive a series of separate payments.

(d) The outplacement services included in the Severance Benefits shall be provided to the Executive promptly after the execution of the Release but not later than the end of the calendar year following the year in which the Date of Termination occurred.

(e) The Executive shall be entitled to the following in addition to and not in limitation of the Severance Benefits: (i) accrued and unpaid base salary as of the Date of Termination; (ii) accrued and unused paid time off, if any, on the Date of Termination in accordance with the then current policy or plan of the Companies with respect to terminated employees generally; and (iii) vested benefits under the Companies' employee benefit plans in which the Executive was a participant on Date of Termination, which vested benefits shall be paid or provided for in accordance with the terms of said employee benefit plans.

(f) Executive shall not be entitled to receive Severance Benefits if employment with the Companies is terminated by reason of death or Disability of Executive; or by reason of termination of employment by the Executive without Good Reason; or by reason of termination of employment by the Companies with Cause.

(g) The Executive shall be under no duty or obligation to seek or accept other employment and shall not be required to mitigate the amount of the Severance Benefits provided under this Agreement by seeking employment or otherwise; provided, however, that the Executive shall be required to notify the Companies if the Executive becomes covered by a health or dental care program providing substantially similar coverage, at which time health or dental care continuation coverage provided under this Agreement shall cease.

4. Good Reason for Termination. In the event that Executive desires to terminate employment with the Companies for Good Reason, the Executive must provide the Companies with written notice no later than thirty (30) calendar days after the Executive knows or should have known that Good Reason has occurred. Following Executive's notice, the Companies shall have thirty (30) calendar days to rectify the circumstances causing the Good Reason. If the Companies fail to rectify the event(s) causing the Good Reason within the thirty (30) day period after the Executive's notice, or if any of the Companies delivers to the Executive written notice stating that the circumstances cannot or shall not be rectified, the Executive shall be entitled to assert Good Reason and terminate employment on or before sixty (60) days after the delivery of the Executive's notice. Should Executive fail to provide the required notice in a timely manner, Good Reason shall not be deemed to have occurred as a result of that event. The term of this Agreement shall not be deemed to have expired during the notice period, however, as long as the Executive has provided notice within the term.

5. Cause. If the Executive's employment relationship with the Companies is terminated by the Companies for Cause, the Executive shall not be eligible for Severance Benefits and all rights of the Executive and obligations of the Companies under this Agreement shall expire. Any termination of the Executive's employment by the Companies for Cause shall be communicated by a notice of termination to the Executive. The notice of termination shall be a written notice indicating the specific termination provision of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under this provision. In the event the Executive disputes the basis for termination for Cause, Executive may file for resolution of the dispute in arbitration as provided in Section 11 hereof; provided that if the arbitrator rules in favor of the Executive, the time for the execution of the Release under Section 3(c) shall be extended twenty-two (22) days after the final decision by the arbitrator, and in the event the Executive executes the Release during said twenty-two (22) day period and does not revoke the Release within seven (7) days after execution, the Executive shall be paid Severance Benefits as provided in Section 3(c) hereof commencing on the first payroll payment date following the expiration of thirty (30) days after the final decision of the arbitrator; and Executive shall be reimbursed for any COBRA premiums that were paid by Executive in the interim period (but not exceeding the maximum period specified under Section 3(a) or 3(b) hereof) between the termination of employment for COBRA purposes and the Date of Termination as determined by the arbitrator, with such reimbursement to be made on the first payroll payment date following the decision of the arbitrator.

6. Non-Competition; Nonsolicitation of Employees.

(a) Only if the Executive receives Severance Benefits under Section 3 above, the Executive will not during the Restricted Period:

(i) become Employed by a Competitor Company that offers, sells, or markets a Competitive Product or Service in a Primary Market Area of an Insurance Subsidiary; or

(ii) solicit or induce any employees of the Companies to leave such employment or accept employment with any other person or entity, or solicit or induce any insurance agent of an Insurance Subsidiary to offer, sell or market any Competitive Product or Service for a Competitor Company in a Primary Market Area of an Insurance Subsidiary.

(b) For purposes of this Section 6 only, the following terms shall have the meanings set forth below:

"Competitive Product or Service" means any product or service in the nature of insurance, risk transfer, or risk management for medical professional liability.

"Competitor Company" means an insurance company, insurance agency, business, for profit or not-for-profit organization (other than the Companies) that derives more than 50% of its revenues from Competitive Products or Services.

"Employed" includes activities as an owner, proprietor, employee, agent, solicitor, partner, member, manager, principal, shareholder (owning more than 1% of the outstanding stock), consultant, officer, director or independent contractor.

"Insurance Subsidiary" means any direct or indirect subsidiary of ProAssurance.

"Primary Market Area" means any state in which the Insurance Subsidiaries derived more than $10 million in aggregate revenues in the most recent complete fiscal year prior to the Date of Termination.

(c) For the avoidance of doubt, this Section 6 is applicable only if the Executive receives Severance Benefits under Section 3 of this Agreement.

7. Confidentiality. Executive will remain obligated under any confidentiality or nondisclosure agreement with or policy of the Companies (or any of them) that is currently in effect or to which the Executive may in the future be bound. In addition to and without limitation of the foregoing Executive understands, acknowledges and agrees to the following:

(a) During the course of Executive's employment with the Companies, certain confidential information may have been divulged to or become known by Executive in the nature of, but not limited to (i) information concerning the Companies' and their affiliates' current, former and prospective employees; (ii) business practices and business plan; (iii) customer information; (iv) contract information; (v) marketing strategies; (vi) business plans; (vii) product information; (viii) policies and procedures; (ix) financial, pricing and wage information; (x) administrative

information; (xi) future plans of the Companies and their affiliates; (xii) and other trade secrets, which is valuable, confidential information of Companies and their affiliates (all of which is referred to herein as "Confidential Information"), which Confidential Information has been uniquely developed by the Companies and their affiliates and cannot be readily obtained by third parties from outside sources.

(b) The Confidential Information is important and is an essential asset of the Companies.

(c) Executive's knowledge of the Confidential Information could be useful to a competitor of the Companies, and their affiliates that do or intend to do business in competition with the Companies or their affiliates.

In recognition of the facts expressed above, Executive expressly agrees that Executive shall not use for Executive's personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company, any confidential or competitive material or information of the Companies or their affiliates, or Confidential Information.

8. Reasonableness of Restrictions; Available Remedies.

(a) The Companies acknowledge and agree that the duties of Executive may require that Executive must have and continue to have throughout the period of employment the benefits and use of its goodwill, confidential information and trade secrets to properly carry out Executive's responsibilities, and that the Companies accordingly promise to provide Executive with access to new and additional confidential information and trade secrets as they are generated, without regard to the duration of his employment, and to authorize Executive to engage in activities that will create new and additional confidential information and trade secrets. Executive and the Companies agree that the restrictions contained in Sections 6 and 7 of this Agreement are fair and reasonable in all respects, including the geographic and temporal restrictions, and that the benefits described in this Agreement, to the extent any separate or special consideration is necessary, are fully sufficient for Executive's obligations under this Agreement.

(b) If the Executive is deemed to have materially breached the non-competition covenants set forth in Section 6 hereof or the confidentiality covenants set forth in Section 7 hereof, the Companies may, in addition to seeking an injunction or any other remedy they may have, withhold or cancel any remaining payments or benefits due to the Executive pursuant to Section 3 of this Agreement. The Companies shall give prior or contemporaneous written notice of such withholding or cancellation of payments. If the Executive violates any of these covenants, the Companies shall be further entitled to an immediate preliminary and permanent injunctive relief, without bond, in addition to any other remedy that may be available to the Companies.

9. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Companies and Executive and their respective devisees, heirs, legal or personal representatives, successors and assigns. Notwithstanding the foregoing, this Agreement is personal to the Executive and the rights and obligations hereunder may not be assigned by Executive without the prior written consent of ProAssurance. In the event the Executive dies while receiving Severance Benefits under this Agreement, any remaining unpaid Severance Benefits

shall be paid to the designated beneficiary of the Executive (or if none, to the estate of the Executive) following the payment schedule set forth in Section 3(c) hereof in accordance with the payment instructions from the representative of the estate of the Executive.

10. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or commercial courier or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses as set forth below or to such other address as one party may have furnished to the other in writing in accordance herewith.

Notice to the Executive:

Robert D. Francis
[At Executive's home address on file in Executive's personnel record]

Notice to the Companies:

ProAssurance Corporation
100 Brookwood Place
Birmingham, AL 35209
Attention: Secretary; with copy to Chief Executive Officer

11. Arbitration. The parties to this Agreement agree that final and binding arbitration shall be the sole recourse to settle any claim or controversy arising out of or relating to a breach or the interpretation of this Agreement, except as either party may be seeking injunctive relief. Either party may file for arbitration. The arbitration shall be held at a mutually agreeable location, and shall be subject to and in accordance with the arbitration rules then in effect of the American Arbitration Association; provided that if the location cannot be agreed upon the arbitration shall be held in Birmingham, Alabama. The arbitrator may award any and all remedies allowable by the cause of action subject to the arbitration, but the arbitrator's sole authority shall be to interpret and apply the provisions of this Agreement. In reaching its decision the arbitrator shall have no authority to change or modify any provision of this Agreement or other written agreement between the parties. The arbitrator shall have the power to compel the attendance of witnesses at the hearing. Any court having jurisdiction may enter a judgment based upon such arbitration. All decisions of the arbitrator shall be final and binding on the parties without appeal to any court. Upon execution of this Agreement, the Executive shall be deemed to have waived any right to commence litigation proceedings regarding this Agreement outside of arbitration or injunctive relief without the express consent of ProAssurance. The Companies shall pay all arbitration fees and the arbitrator's compensation. If the Executive prevails in the arbitration proceeding, the arbitrator shall require the Companies to reimburse the Executive for the reasonable fees and expenses of Executive's personal counsel for his or her professional services rendered to the Executive in connection with the enforcement of this Agreement.

12. Miscellaneous.

(a) Except insofar as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization or attachment of any benefits under this Agreement shall be valid or recognized by the Companies.

(b) This Agreement is an unfunded deferred compensation arrangement for a member of a select group of the Companies' management and any exemptions under ERISA, as applicable to such arrangement, shall be applicable to this Agreement. Nothing in this Agreement shall require or be deemed to require the Companies or any of them to segregate, earmark or otherwise set aside any funds or other assets to provide for any payments made or required to be made hereunder.

(c) It is understood, acknowledged and agreed that Executive is and will be an "at will" employee of any one or more of the Companies. Nothing in this Agreement shall be deemed to create an employment agreement between the Executive and the Companies or any of them providing for Executive's employment for any fixed duration, nor shall it be deemed to modify or undercut the Executive's at will employment status with the Companies.

(d) It is understood and agreed by the Companies and Executive that the terms of this Agreement relating to the payment of Severance Benefits are intended to comply in all respects with the requirements of Code Section 409A. For purposes of determining whether Severance Benefits may be payable to an Executive in compliance with Code Section 409A, the Executive's employment will be considered as having been terminated for purposes of this Agreement if the parties reasonably anticipate either (i) that Executive will no longer perform any services for the Companies or (ii) that the level of bona fide services performed for the Companies (whether as an employee or independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by Executive over the immediately preceding 36-month period (or the full period of services to the Companies if Executive has been providing services to the Companies for less than 36 months).

(e) Neither the provisions of this Agreement nor the severance benefits provided hereunder shall reduce any amounts otherwise payable, or in any way diminish the Executive's rights as an employee of the Companies, whether existing now or hereafter, under any benefit, incentive, retirement, stock option, stock bonus or stock purchase plan, or other plan or arrangement.

(f) This Agreement sets forth the entire agreement between the parties with respect to the matters set forth herein and supersedes in their entirety any prior written or oral agreements or understandings between Executive and the Companies regarding the subject matter of this Agreement. This Agreement may not be modified or amended except by written agreement intended as such and signed by all parties.

(g) The Companies, from time to time, shall provide government agencies with such reports concerning this Agreement as may be required by law, and shall provide Executive with such disclosure concerning this Agreement as may be required by law or as the Companies may deem appropriate.

(h) Executive and the Companies respectively acknowledge that each of them has read and understand this Agreement, that they have each had adequate time to consider this Agreement and discuss it with each of their attorneys and advisors, that each of them understands the consequences of entering into this Agreement, that each of them is knowingly and voluntarily entering into this Agreement, and that they are each competent to enter into this Agreement.

(i) Executive shall not during the Initial Term and the Renewal Term or any time thereafter, disparage the Companies, its affiliates, and /or respective officers, employees or directors, or engage in conduct resulting in, or likely to result in, damage to the business or professional reputation of the Companies or their affiliates. The Companies agree that they will not at anytime disparage Executive or engage in conduct resulting in, or likely to result in, the damage to the business or professional reputation of Executive.

(j) The provisions of this Agreement shall survive the expiration of the terms set forth in Section 2 hereof. If any provision of this Agreement is determined to be unenforceable, the remainder of this Agreement shall not be affected but each remaining provision shall continue to be valid and effective and shall be modified so that it is enforceable to the fullest extent permitted by law. Moreover, in the event this Agreement is determined to be unenforceable against any of the Companies, it shall continue to be valid and enforceable against the other Companies.

(k) This Agreement will be interpreted as a whole according to its fair terms. It will not be construed strictly for or against either party.

(l) Except to the extent that federal law controls, this Agreement is to be construed according to Delaware law.

IN WITNESS WHEREOF, the parties have duly executed this Agreement effective April 22, 2024.

EXECUTIVE:

____
Robert D. Francis

PROASSURANCE CORPORATION

By: ______________________________
Jeffrey P. Lisenby
Its: Executive Vice President

PROASSURANCE GROUP SERVICES CORPORATION

By: ______________________________
Jeffrey P. Lisenby
Its: Executive Vice President

EXHIBIT A

RELEASE IN CONJUNCTION WITH SEVERANCE COMPENSATION

This Release of Claims ("Release") is made in favor of ProAssurance Corporation ("PROASSURANCE"), for itself and for its subsidiaries (including, but not limited to, ProAssurance Group Services Corporation) and any successor company that has assumed the Agreement to which this Release was an attachment (all such organizations being referred to in this Release as the "Companies") and Robert D. Francis ("Executive").

The Companies and Executive have agreed to terminate their employment relationship. To effect an orderly termination, the Executive, and the Companies are entering into this Release.

1. Effective with the Date of Termination, Executive is relieved of all duties and obligations to the Companies, except as provided in this Release or any applicable provisions of the Release and Severance Compensation Agreement between Companies and Executive, dated April 22, 2024 ("Agreement"), which survive termination of the employment relationship. Unless otherwise specifically defined herein, capitalized terms shall have the meaning attributed to them in the Agreement.

2. Executive hereby resigns as an officer and director, as applicable, of each of the Companies effective on Date of Termination and waives any and all rights Executive may otherwise have to continued employment with or re-employment by the Companies or any parent, subsidiary or affiliate of Companies.

3. Executive agrees that he will not at any time disparage the Companies, their affiliates, and/or respective officers, employees or directors, or engage in conduct resulting in, or likely to result in, damage to the business or professional reputation of the Companies or their affiliates. The Companies agree that they will not at any time disparage Executive or engage in conduct resulting in, or likely to result in, the damage to the business or professional reputation of Executive.

4. Executive agrees that this Release, the Agreement, and the Severance Benefits provided under the Agreement are confidential and shall not be disclosed or published directly or indirectly to third persons, except as necessary to enforce its terms, by Executive or to Executive's immediate family upon their agreement not to disclose the fact or terms of this Release, or to Executive's attorney, financial consultant or accountant, except that Executive and the Companies may disclose, as necessary, (i) the fact that Executive's employment with the Companies has ended and (ii) the terms of this Agreement and Severance Benefits as required under the securities laws and regulations and the listing requirements of any stock exchange or national market system and as otherwise required by law.

5. Any fringe benefits that Executive has received or currently is receiving from the Companies or its affiliates shall cease effective with the Date of Termination, except as otherwise provided for in this Release, in the Agreement or by law.

6. The parties agree that the terms contained and payments provided for in the Agreement are compensation for and in full consideration of Employee's release of claims under this Release, and Executive's confidentiality, non-compete, non-solicitation and non-disclosure agreements contained in the Agreement.

7. The Executive shall be under no duty or obligation to seek or accept other employment and shall not be required to mitigate the amount of the Severance Benefits (as defined and provided under the Agreement) by seeking employment or otherwise, provided, however, that the Executive shall be required to notify the Companies if the Executive becomes covered by a health or dental care program providing substantially similar coverage, at which time health or dental care continuation coverage provided under the Agreement shall cease.

8. Executive waives, releases, and forever discharges the Companies and each of their direct or indirect parents, subsidiaries, affiliates, and any partnerships, joint ventures or other entities involving or related to any of the Companies, their parents, subsidiaries or affiliates, and all present or former employees, officers, agents, directors, successors, assigns and attorneys of any of these corporations, persons or entities (all collectively referred to in this Release as the "Released") from any and all claims, charges, suits, causes of action, demands, expenses and compensation whatsoever, known or unknown, direct or indirect, on account of or growing out of Executive's employment with and termination from the Companies, or relationship or termination of such relationship with any of the Released, or arising out of related events occurring through the date on which this Release is executed. This includes, but is not limited to, claims for breach of any employment contract; handbook or manual; any express or implied contract; any tort; continued employment; loss of wages or benefits; attorney fees; employment discrimination arising under any federal, state, or local civil rights or anti-discrimination statute, including specifically any claims Executive may have under the federal Age Discrimination in Employment Act, as amended, 29 USC §§ 621, et seq.; emotional distress; harassment; defamation; libel; slander; and all other types of claims or causes of action whatsoever arising under any other state or federal statute or common law of the United States. Notwithstanding anything in this Release to the contrary, nothing in this Release shall be construed to waive, release or discharge the Companies from making any payments or providing any benefits to Executive in accordance with the terms of the Agreement.

9. The Executive does not waive or release any rights or claims that may arise under the federal Age Discrimination in Employment Act, as amended, after the date on which this Release is executed by the Executive.

10. The Executive acknowledges and agrees that Executive has been advised in writing by this Release, and otherwise, to CONSULT WITH AN ATTORNEY before Executive executes this Release.

11. The Executive agrees that Executive received a copy of this Release prior to executing the Agreement, that this Release incorporates the Companies' FINAL OFFER; that Executive has been given a period of at least twenty-two (22) calendar days within which to consider this Release and its terms and to consult with an attorney should Executive so elect.

12. The Executive shall have seven (7) calendar days following Executive's execution of this Release to revoke this Release. Any revocation of this Release shall be made in writing by the Executive and shall be received on or before the time of close of business on the seventh calendar day following the date of the Employee's execution of this Release at PROASSURANCE'S address at 100 Brookwood Place, Birmingham, Alabama 35209, Attention: President: cc Secretary, or such other place as the Companies may notify Executive in writing. This Release shall not become effective or enforceable until the eighth (8th) calendar day following the Executive's execution of this Release.

13. Executive and the Companies acknowledge that they have read and understand this Release, that they have had adequate time to consider this Release and discuss it with their attorneys and advisors, that they understand the consequences of entering into this Release, that they are knowingly and voluntarily entering into this Release, and that they are competent to enter into this Release.

14. This Release shall benefit and be binding upon the parties and their respective directors, officers, employees, agents, heirs, successors, assigns, devisees and legal or personal representatives.

15. This Release, along with the attached Agreement, sets forth the entire agreement between the parties at the time and date these documents are executed, and fully supersedes any and all prior agreements or understandings between them pertaining to the subject matter in this Release. This Release may not be modified or amended except by a written agreement intended as such, and signed by all parties.

16. Except to the extent that federal law controls, this Release is to be construed according to the law of the state of Delaware.

17. If any provision of this Release is determined to be unenforceable, at the discretion of PROASSURANCE the remainder of this Release shall not be affected but each remaining provision or portion shall continue to be valid and effective and shall be modified so that it is enforceable to the fullest extent permitted by law.

18. To signify their agreement to the terms of this Release, the parties have executed it on the date set forth opposite their signatures, or those of their authorized agents, which follow.

EXECUTIVE

Dated: ____________________ ____________________________________
Robert D. Francis

PROASSURANCE CORPORATION

Dated: ____________________ By:____________________________________
Its:____________________________________